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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2001, relating to the financial statements and financial highlights of Schroder Small Capitalization Value Fund and Schroder MidCap Value Fund of Schroder Series Trust which appears in the October 31, 2001 Annual Report to Shareholders of Schroder Mutual Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 28, 2002